Exhibit 10.22

GROUND LEASE AGREEMENT

(Southern Reclamation Plant)

This Ground Lease Agreement is entered into as of March 31, 1999 by REYNOLDS ALUMINUM PARTNERS (“RAP”) and WISE ALLOYS LLC (“Buyer”).

RECITALS

1.	This Lease is being executed and delivered in accordance with Section 7.4 of the Asset Purchase Agreement, dated December 30, 1998 (the “Asset Purchase Agreement”), by and among Reynolds Metals Company, Southern Reclamation Company, Inc., Reynolds Aluminum Partners and Buyer. Unless otherwise defined in this Lease, all capitalized terms shall have the meanings given to them in the Asset Purchase Agreement.

2.	Pursuant to the terms of the Asset Purchase Agreement, RAP has agreed to sell to Buyer and Buyer has agreed to purchase the buildings, fixtures and equipment constituting the Southern Reclamation Plant located in Colbert County, Alabama as is more specifically described in the Asset Purchase Agreement.

3.	Pursuant to the Asset Purchase Agreement, RAP has agreed to lease to Buyer and Buyer has agreed to lease from RAP the real property upon which the Southern Reclamation Plant is situated.

THEREFORE, for valuable consideration, receipt of which is acknowledged, RAP and Buyer agree as follows:

ARTICLE I

DEMISED SRC PROPERTY/USE

1.1 SRC Property. RAP hereby leases to Buyer and Buyer leases from RAP for the term, at the rental, and upon all of the conditions set forth herein that certain real property located in Colbert County, Alabama upon which the Southern Reclamation Plant is situated as is more particularly [described/depicted] in Exhibit A attached hereto and incorporated herein (the “SRC Property”).

1.2 Use. The SRC Property shall be used and occupied only for the ownership, operation, maintenance, repair and replacement of the Southern Reclamation Plant. Except as is necessary for the ownership, operation, maintenance, repair and replacement of the Southern Reclamation Plant, and except for the construction and maintenance of the berm and the pipelines for the transport of process and sanitary wastewater and storm water, which Buyer shall construct in accordance with the terms and conditions set forth in section 8.16 of the Asset Purchase Agreement, Buyer shall not construct any permanent improvement on the SRC Property without the prior written consent of RAP, which consent shall not be unreasonably withheld.

1.3 Improvements/Personal Property.

(a) Upon the termination or expiration of this Lease, improvements on the SRC Property shall be deemed to be and become part of the realty and the sole and absolute property of RAP as of the expiration or termination of this Lease and shall be surrendered to RAP at that time, free and clear of all liens of mortgages, deeds of trust, liens of mechanics, laborers or materialmen and all other liens or encumbrances.

(b) All personal property on the SRC Property shall remain the property of Buyer regardless of the termination or expiration of this Lease. Buyer may remove from the SRC Property all such personal property within thirty (30) business days after the termination or expiration of this Lease and shall repair at its sole cost and expense, any damage to the SRC Property caused by such removal. Any personal property not removed by the aforesaid date shall be deemed abandoned and may be used or disposed of by RAP without compensation to Buyer.

1.4 Sanitary Waste and Process Water Disposal. Buyer shall, at its cost and expense, take such measures as are required to ensure that the sanitary waste and process water from the Southern Reclamation Plant is disposed of on property which does not constitute the SRC Property or any other property owned by RAP, Reynolds Metals Company or Southern Reclamation Company, Inc.

1.5 Access. RAP hereby grants and conveys unto Buyer, for the term of this Lease, a non-exclusive leasehold easement for pedestrian and vehicular ingress to and egress from the SRC Property through the double gate located adjacent to and on the west side of the railroad line crossing of River Road on the south side of the SRC Property and along the existing entrance road to the SRC Property (the “Entrance Road”). RAP shall have the right, exercisable at any time and from time to time, to relocate the Entrance Road. In the event that RAP relocates the Entrance Road, RAP shall either permit Buyer to use the Entrance Road, as relocated, or provide Buyer with suitable alternative access to the SRC Property. Buyer shall take all actions as may be reasonably required to prevent trespassers from entering on to the SRC Property.

ARTICLE II

RENT

2.1 Base Rent. Buyer shall pay to RAP as base rent for the SRC Property the sum of $10.00 per year subject to the adjustments, if any, set forth below. The first base rent payment shall be due and payable on the Commencement Date (defined below). Each subsequent base rent payment shall be due and payable annually on the anniversary of the Commencement Date. Rent shall be paid to Reynolds Metals Company at 6601 West Broad Street, Richmond, Virginia 23230, Attn: Real Estate Department, or at such other address as may be specified in written notice to Buyer.

2.2 Additional Rent. The parties intend this to be an absolute net lease. In addition to the Base Rent set forth above, Buyer shall pay as “additional rent” any and all charges applicable to the SRC Property, including without limitation, real property taxes and insurance as more fully set forth below, and any other costs, fees, expenses or other charges whether or not contemplated by the parties as of the Commencement Date.

ARTICLE III

TERM/TERMINATION

3.1 Term. The term of this Lease shall commence on March 31, 1999 (the “Commencement Date”), and shall end ninety-nine (99) years thereafter on March 30, 2098 (the “Expiration Date”).

3.2 Termination. Notwithstanding section 3.1, RAP may terminate this Lease prior to the Expiration Date in the event that Buyer sells, transfers or assigns this Lease or the Southern Reclamation Plant without the prior consent of RAP, which consent shall not be unreasonably withheld. In the event this Lease is terminated pursuant to this section 3.2, the provisions of section 1.3 shall apply.

ARTICLE IV

RAP OBLIGATIONS

4.1 Quiet Enjoyment. If, and as long as, Buyer shall faithfully perform the agreements, terms, covenants and conditions hereof, Buyer shall and may (subject, however, to the provisions, reservations, terms and conditions of this Lease) peaceably and quietly have, hold and enjoy the SRC Property for the term hereby granted without molestation or disturbance by or from RAP.

4.2 No Representations By RAP. Buyer acknowledges that RAP makes no representations or warranties in respect of the SRC Property. RAP makes no representation or warranty, and expressly disclaims any representation or warranty with respect to the condition, value or quality of the Premises and the Premises are leased to Buyer “AS IS” AND “WHERE IS.”

ARTICLE V

BUYER’S RIGHTS AND OBLIGATIONS

5.1 Buyer Compliance With Laws. Buyer warrants that its use of the SRC Property and the Entrance Road and operation of the Southern Reclamation Plant shall not violate any federal, state or local law, ordinance, order, rule, regulation, or any other applicable law affecting the SRC Property or the Entrance Road. Buyer may contest the application to Buyer or the validity of, any applicable law, provided that Buyer shall fully indemnify and hold RAP harmless from and against the consequences of any such contest.

5.2 Waste and Nuisance. Buyer warrants that it shall not use the SRC Property or the Entrance Road or permit the SRC Property or the Entrance Road to be used in any manner that would tend to create waste or nuisance.

ARTICLE VI

ENVIRONMENTAL MATTERS

Buyer represents, warrants and covenants that it (i) shall not use the SRC Property or the Entrance Road or the storage, generation, transportation, processing, handling or disposal of any Hazardous Materials in violation of any Environmental Law or Environmental Permit, (ii) not

cause or in any way, directly or indirectly, contribute to any condition that is or may be characterized by any federal, state or local government or agency as an actual or potential threat or endangerment to the environment, (iii) shall comply strictly with all applicable Environmental Laws, (iv) immediately notify RAP of any notice of violation, noncompliance or other written communication by any governmental authority or others of any violation of any Environmental Law and (v) immediately inform RAP if Buyer becomes aware of or causes a release of Hazardous Materials on the SRC Property or the Entrance Road which is reportable to a local, state, or federal regulatory authority. For releases deemed by the Buyer as not reportable, copies of any documentation relating to such release shall be maintained by Buyer and made available for review by RAP upon request.

ARTICLE VII

TAXES AND INSURANCE

7.1 Real Property Taxes. RAP shall pay prior to delinquency all real property taxes assessed against the SRC Property and the improvements constituting the Southern Reclamation Plant. RAP shall invoice Buyer for 100% of the taxes assessed against the improvements constituting the Southern Reclamation Plant and for Buyer’s share of the taxes assessed against the tax parcel that includes the SRC Property, based upon the percentage that the square footage of the SRC Property bears to the total square footage of such tax parcel. Buyer shall reimburse RAP within 30 days of the date of the invoice.

7.2 Personal Property Taxes. Buyer shall pay prior to delinquency all taxes assessed against and levied upon its equipment and all other personal property located at the SRC Property.

7.3 Insurance. Buyer shall, at its expense, obtain and keep in force during the term of this Lease, commercial general liability insurance with a combined single limit of not less than $5,000,000 per occurrence for bodily injury (including death) and property damage, insuring both RAP and Buyer against liability arising out of Buyer’s use or occupancy of the SRC Property and the Entrance Road. In addition, Buyer shall, at its expense, obtain and keep in force during the term of this Lease, a policy or policies of insurance covering loss or damage to the Southern Reclamation Plant providing protection against all perils included within the classification of fire, lightning, all risk and extended coverage.

7.4 Insurance Certificates. All such policies of insurance required under section 7.3 shall designate RAP as an additional insured. Buyer shall deliver to RAP certificates of insurance for the insurance required under section 7.3 on the Commencement Date. Such policies shall not be cancelable or subject to reduction in coverage without 30 days prior written notice to RAP. Buyer shall, within a reasonable time prior to the expiration of such policies, furnish RAP with certificates of insurance evidencing renewal thereof. Such insurance may be carried under a “blanket” policy or policies covering other properties or liabilities.

ARTICLE VIII

INDEMNIFICATION OF RAP

8.1 Indemnity. Buyer shall indemnify and save RAP and any agent, beneficiary, contractor, director, employee, lessor, officer, parent, partner, shareholder or trustee of RAP (each an “Indemnified Party”) harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, engineers’, architects’ and attorneys’ fees and disbursements (collectively, “Claims”), which may be imposed upon or incurred by or asserted against any Indemnified Party by reason of any of the following occurring during or after (but attributable to a period of time falling within) the term hereof; provided, however, that the indemnification obligations set forth herein shall not apply to the extent that the Claim is caused by the act or omission, since the Commencement Date, of the Indemnified Party:

(a) any work or thing done in, on or about the SRC Property or any part thereof;

(b) any use, non-use, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Southern Reclamation Plant or any part thereof;

(c) any act or failure to act on the part of Buyer or of its officers, agents, employees or licensees;

(d) any accident, injury (including death at any time resulting therefrom) or damage to any person or property occurring in, on or about the Southern Reclamation Plant or the SRC Property or any part thereof;

(e) any failure on the part of Buyer to pay rent, or to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on Buyer’s part to be performed or complied with;

(f) any lien or claim which may be alleged to have arisen against or on the SRC Property, or any lien or claim which may be alleged to have arisen out of this Lease and created or permitted to be created by Buyer against any assets of RAP under the laws of the State of Alabama or of any other governmental authority or any liability which may be asserted against RAP with respect thereto;

(g) any failure on the part of Buyer to keep, observe and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in the contracts and agreements affecting the SRC Property, on Buyer’s part to be kept, observed or performed;

(h) any accident, injury (including death at any time resulting therefrom) or damage to any person or property occurring on or about the Entrance Road to the extent arising out of or resulting from the presence of Buyer, its agents, employees or licensees on or about the Entrance Road;

(i) any breach of or failure to comply with any of Buyer’s obligations or warranties under Article VI of this Lease; and

(j) any contest permitted pursuant to the provisions hereof, if any.

8.2 Absence of Insurance. The obligations of Buyer under this Article VIII shall not be affected in any way by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the SRC Property or any part thereof.

8.3 Claims. If any claim, action or proceeding is made or brought against an Indemnified Party against which it is indemnified pursuant to Section 8.1 hereof, then, upon demand by RAP, Buyer shall resist or defend such claim, action or proceeding in the Indemnified Party’s name, if necessary, by the attorneys for Buyer’s insurance carrier (if such claim, action or proceeding is covered by insurance), otherwise by such attorneys as RAP and Buyer shall mutually approve, which approval shall not be unreasonably withheld or delayed. Buyer may, by providing RAP with written notice thereof, reserve the right to contest its obligation to resist or defend such claim on the basis that the claim is not one to which the Indemnified Party is entitled to indemnification pursuant to Section 8.1.

8.4 Survival. The provisions of this Article VIII shall survive the termination or expiration of this Lease with respect to any liability, suit, obligation, fine, damage, penalty, claim, cost, charge or expense arising out of or in connection with any action or failure to take action or any other matter occurring prior to the termination or expiration of this Lease.

ARTICLE IX

CONDEMNATION

9.1 Condemnation in Entirety. If the entire SRC Property shall be taken by condemnation or right of eminent domain, or by private purchase by the condemning authorities in lieu thereof, this Lease shall terminate and any unearned rent paid in advance by Buyer as of the date title is conveyed shall be refunded.

9.2 Partial Taking. If such portion of the SRC Property be taken so as to render the balance, in the reasonable discretion of Buyer, to be insufficient in size or not reasonably suitable for the purposes of Buyer, then Buyer, upon written notice to RAP, shall be entitled to terminate this Lease provided that such notice is given within one hundred eighty (180) days after final judgment of such taking.

9.3 Disposition of Award. All compensation awarded or paid upon any total or partial taking of the SRC Property shall belong to and be the property of RAP except Buyer shall be entitled to any amount equal to the unamortized cost (depreciated on straight-line basis computed monthly) to Buyer of all leasehold improvements made by Buyer from and after the date hereof in that portion of the SRC Property so taken. Notwithstanding the foregoing, nothing herein contained shall be construed to preclude Buyer from prosecuting a claim directly against the condemning authority for the value of stock, trade fixtures, furniture, equipment, machinery, and other personal property belonging to Buyer; provided, however, no such claim shall diminish or otherwise adversely affect RAP’s award. In the event of termination of this Lease under section 8.2, Buyer shall have no claim against RAP for the value of any unexpired term of this Lease and no right or claim to any part of the award of RAP on account thereof.

ARTICLE X

DEFAULTS AND REMEDIES

10.1 Default by Buyer. The occurrence of any one or more of the following events, if not remedied by Buyer within the specified cure periods after receipt of written notice thereof from RAP, shall constitute an event of default by Buyer (“Event of Default”):

(a) The failure by Buyer to make any payment of rent or any other payment required to be made by Buyer hereunder, as and when due.

(b) The failure by Buyer to observe or perform any of the other covenants, conditions, or provisions of this Lease to be observed or performed by Buyer, where such failure continues for a period of 15 days after receipt of written notice from SRC to Buyer; provided, however, that if the nature of the default requires more than 15 days to effect the cure, then Buyer shall not be deemed to be in default if Buyer commences the cure within the 15 day period and thereafter diligently prosecutes the cure to completion.

(c) (i) The making by Buyer of any general arrangement or assignment for the benefit of creditors; (ii) if Buyer becomes a “debtor” as defined in 11 U.S.C. section 101 or any successor statute thereto (unless, in the case of a petition filed against Buyer, the petition is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Buyer’s assets or Buyer’s interest in this Lease, where possession is not restored to Buyer within 30 days; (iv) the attachment, execution, or other judicial seizure of substantially all of Buyer’s assets or of Buyer’s interest in this Lease, where such seizure is not discharged within 30 days.

(d) The sale or other transfer of the Southern Reclamation Plant or the assignment of this Lease without the prior written consent of RAP, which consent shall not be unreasonably withheld.

10.2 RAP Rights Upon Buyer’s Default. Upon the occurrence of an Event of Default, RAP may, at its option (and, in addition to any other rights or remedies RAP may have under applicable law or at equity) take any action it deems necessary to cure an Event of Default, after which Buyer shall reimburse RAP for all reasonable costs and expenses incurred in effecting such cure and/or give to Buyer a notice of election to end the term of this Lease and all right, title and interest of Buyer in the SRC Property shall expire as if the term of this Lease had expired, and Buyer shall then quit and surrender the SRC Property to Reynolds; provided, however, that for an Event of Default under section 10.1(b), RAP shall provide Buyer with 15 days advance written notice of its intent to terminate the Lease at the expiration of said 15 day period; provided, further, that if the nature of the Event of Default requires more than 15 days to be resolved, then the right to terminate this Lease shall be suspended as long as Buyer commences a cure or resolution within the 15 day period and thereafter diligently prosecutes the cure or resolution to completion. In addition, the provisions of section 1.3 shall apply.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given seven business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

If to RAP

Addressed to:

Reynolds Metals Company

6601 West Broad Street

Richmond, Virginia 23230

Attention: Corporate Secretary

Facsimile: (804) 281-3740

If to Buyer

Addressed to:

Wise Alloys LLC

C/o Wise Metals

800 Central Avenue

Baltimore, Maryland 21240

Attention: John J. Cameron

Facsimile: (410) 636-1564

and/or to such other addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.1.

11.2 Entire Agreement. This Lease constitutes the entire agreement between the parties relating to Buyer’s occupation and use of the SRC Property during the term hereof.

11.3 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Lease, to exercise any right or privilege conferred by this Lease, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Lease, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

11.4 Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

11.5 Severability. The invalidity of any provision of this Lease or portion of a provision shall not affect the validity of any other provision of this Lease or the remaining portion of the applicable provision.

11.6 Applicable Law. This Lease shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to its principles of conflicts of laws; provided, however, that the interpretation and application of Environmental Laws will be in accordance with the laws of the State of Alabama.

11.7 Binding Effect; Benefit. This Lease shall inure to the benefit of and be binding upon the parties, and their successors and permitted assigns. Nothing in this Lease, express or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Lease, including, without limitation, any third party beneficiary rights.

11.8 Assignability. This Lease shall not be transferred or assigned by either party without the prior written consent of the other party. The preceding sentence notwithstanding, RAP may assign and transfer its respective rights and obligations under this Lease to a subsidiary or affiliated company without Buyer’s consent.

11.9 Amendments. Any amendments, or alternative or supplementary provisions to this Lease, must be made in writing and duly executed by an authorized representative or agent of each of the parties.

11.10 Headings. The headings contained in this Lease are for convenience of reference only and shall not affect the meaning or interpretation of this Lease. Unless otherwise indicated, all references to sections, are to sections of this Lease.

11.11 Recordation. This Lease shall be recorded with the land records of Colbert County, Alabama. The parties shall share equally any costs or fees associated with recording this Lease.

11.12 Waiver of Jury Trial. Each of the parties waives any rights to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party’s rights under this Lease.

11.13 Covenants Running With the Land. Reynolds hereby covenants and undertakes to restrict absolutely any residential or commercial development of the land indicated on Exhibit B for as long as this Lease is in effect. The foregoing covenant and restriction shall be and shall be deemed to be a covenant running with the land. Any future owner of the land so restricted shall automatically be deemed, by acceptance of title to such land, to have agreed to such restriction and Reynolds shall incorporate such restriction into any deed conveying title to such land.

Each party has therefore caused this Lease to be duly executed on its behalf.

REYNOLDS ALUMINUM PARTNERS
		By:	Reynolds Metals Company
General Partner

Attest:		By:	/s/ John B. Kelzer
		Its:	Vice President

By:	/s/ Donna C. Dabney
Secretary

WISE ALLOYS LLC

Attest:		By:	/s/ George P. Stoe
		Its:	Executive V.P.

/s/ Jerry David

COMMONWEALTH OF VIRGINIA	)
) ss
COUNTY OF HENRICO	)

I, Debra L. King, a Notary in and for said County in said State, hereby certify that John B. Kelzer whose name as Vice President of Reynolds Metals Company, general partner of Reynolds Aluminum Partners, is signed to the foregoing conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said partnership.

Given under my hand this 31st day of March, 1999.

/s/ Debra L. King
Notary Public

My Commission Expires: 12/31/2002

STATE OF VIRGINIA	)
) ss
COUNTY OF HENRICO	)

I, Monte B. Haney, a Notary in and for said County in said State, hereby certify that George P. Stoe whose name as Ex. V.P. of Wise Alloys LLC, a Delaware limited liability company, is signed to the foregoing conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of said conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said company.

Given under my hand this 31st day of March, 1999.

/s/ Monte B. Haney
Notary Public

My Commission Expires: 9/13/99

EXHIBIT A

SOUTHERN RECLAMATION PLANT

STATE OF ALABAMA

COUNTY OF COLBERT

A tract of land being part of Sections 16 and 17, Township 3 South, Range 10 West, Colbert County, Alabama, and being more particularly described as follows: Commence at the Southeast corner of said Section 17; thence North 03 degrees 05 minutes 00 seconds West for 40.00 feet to the North right of way of River Road and the point of beginning; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 788.23 feet; thence leaving said right of way North 02 degrees 42 minutes 35 seconds West for 178.14 feet; thence South 86 degrees 55 minutes 00 seconds West for 210.66 feet; thence South 02 degrees 42 minutes 35 seconds East for 178.14 feet to the aforementioned North right of way of River Road; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 181.00 feet, thence leaving said right of way North 02 degrees 42 minutes 35 seconds West for 90.00 feet; thence South 86 degrees 55 minutes 00 seconds West for 160.00 feet; thence South 02 degrees 42 minutes 35 seconds East for 90.00 feet to the aforementioned North right of way of River Road; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 179.62 feet; thence leaving said right of way North 02 degrees 49 minutes 37 seconds West for 1707.81 feet; thence North 87 degrees 39 minutes 13 seconds East for 285.19 feet; thence North 02 degrees 10 minutes 33 seconds West for 98.42 feet; thence North 76 degrees 10 minutes 11 seconds East for 253.53 feet; thence North 19 degrees 04 minutes 45 seconds East for 259.03 feet; thence North 12 degrees 07 minutes 17 seconds East for 196.36 feet; thence North 25 degrees 54 minutes 28 seconds West for 514.91 feet; thence North 38 degrees 44 minutes 11 seconds East for 95.18 feet; thence North 60 degrees 40 minutes 21 seconds West for 87.37 feet; thence North 36 degrees 58 minutes 45 seconds East for 86.03 feet; thence North 39 degrees 27 minutes 48 seconds East for 120.80 feet; thence North 01 degree 06 minutes 00 seconds West for 75.68 feet; thence south 57 degrees 33 minutes 19 seconds East for 422.79 feet; thence south 34 degrees 03 minutes 39 seconds East for 510.20 feet; thence South 58 degrees 36 minutes 09 seconds East for 507.40 feet; thence South 02 degrees 53 minutes 27 seconds East for 1388.20 feet; thence South 50 degrees 28 minutes 02 seconds East for 1098.03 feet to the aforementioned North right of way of River Road; thence along said right of way South 86 degrees 55 minutes 00 seconds West for 931.12 feet to the point of beginning. Said tract contains 92.82 acres, more or less.

EXHIBIT B

Map

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